Exhibit 23.4

July 17, 2026

Ascentage Pharma Group International

亞盛醫藥集團

c/o Walkers Corporate Limited

190 Elgin Avenue, George Town

Grand Cayman KY1-9008

Cayman Islands

Re: Ascentage Pharma Group International

Ladies and Gentlemen,

We consent to the references to our firm in the headings “Prospectus Summary — Company Overview” in each of the base prospectus and sales agreement prospectus (as referenced therein) included in Ascentage Pharma Group International’s Registration Statement on Form F-3ASR (the “Registration Statement”), which will be filed with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) on July 17, 2026.

In addition, we also consent to our opinion as set forth in Ascentage Pharma Group International’s Annual Report on Form 20-F, filed with the Commission on April 29, 2026, being incorporated by reference into the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under the Exchange Act, or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

For and on behalf of

Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

Signature:	/s/ Tracy Wang
Name:	Tracy Wang
Title:	Consulting Manager